EXHIBIT 12(B)

                                    TXU CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
     AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                                              Six Months Ended
                                                   June 30,                Year Ended December 31,
                                                                     ----------------------------------
                                                   2000             1999          1998         1997         1996      1995
                                                   ----             ----          ----         ----         ----      ----
                                                                                    Millions of Dollars, Except Ratios
EARNINGS:
     Net income (loss)                            $   420         $   985      $   740      $   660      $   754    $  (139)
     Add:  Total federal income taxes (benefit)       181             449          526          377          375        (60)
           Fixed charges (see detail below)           825           1,622        1,473          855          851        732
           Preferred dividends of subsidiaries          7              14           16           28           53         85
                                                  -------         -------      -------      -------      -------    -------
              Total earnings                     $ 1,433         $ 3,070      $ 2,755      $ 1,920      $ 2,033    $   618
                                                  =======         =======      =======      =======      =======    =======
FIXED CHARGES:
     Interest expense                             $   728         $ 1,456      $ 1,300      $   763      $   798    $   706
     Rentals representative of the interest factor     38              70           99           22           20         24
     Distributions on preferred trust securities
         of subsidiaries*                              59              96           74           70           33          2
                                                  -------         -------      -------      -------      -------    -------
              Fixed charges deducted from earnings    825           1,622        1,473          855          851        732
     Preferred dividends of subsidiaries (pretax)**    10              20           28           44           80        122
                                                  -------         -------      -------      -------      -------    -------
              Total fixed charges                    835           1,642        1,501          899          931        854
                                                  -------         -------      -------      -------      -------    -------
     Preferred dividends of registrant                  0               0            0            0            0          0
                                                  -------         -------      -------      -------      -------    -------
              Fixed charges and preferred
                 dividends                        $   835         $ 1,642      $ 1,501      $   899      $   931    $   854
                                                  =======         =======      =======      =======      =======    =======
RATIO OF EARNINGS TO FIXED CHARGES (a)               1.72            1.87         1.84         2.14         2.18       0.72
                                                     ====            ====         ====         ====         ====       ====
RATIO OF EARNINGS TO COMBINED FIXED
     CHARGES AND PREFERRED DIVIDENDS (a)             1.72            1.87         1.84         2.14         2.18       0.72
                                                     ====            ====         ====         ====         ====       ====


*  Distributions on preferred trust securities are deductible for tax purposes.

** Preferred dividends multiplied by the ratio of pre-tax income to net income.

(a) For the year ended December 31, 1995, fixed charges and combined fixed charges and preferred dividends exceeded earnings by $235 million.